Exhibit 5
March 24, 2011
Schlumberger Limited
5599 San Felipe
17th Floor
Houston, Texas 77056
Ladies and Gentlemen:
          In connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Schlumberger N.V. (Schlumberger Limited), a corporation organized under the laws of Curaçao (“Schlumberger”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 30,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Schlumberger (the “2010 Plan Shares”) that may be issued pursuant to the Schlumberger 2010 Omnibus Stock Incentive Plan (the “2010 Plan”), certain legal matters in connection with the 2010 Plan Shares are being passed on for you by me. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.
          I am a member of the bar of the State of Texas, and not of any other jurisdiction. I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, Curaçao. I have, however, consulted with the law firm of STvB Advocaten (Curaçao), N.V., counsel qualified to practice in Curaçao. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of Curaçao, I am relying on the opinion of such counsel.
          In my capacity as Secretary and General Counsel of Schlumberger, I am familiar with the Articles of Incorporation and Amended and Restated By-Laws of Schlumberger, each as amended to date; have familiarized myself with the matters discussed herein; and have examined all statutes and other records, instruments and documents pertaining to Schlumberger and the matters discussed herein that I deem necessary to examine for the purpose of this opinion. I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.
          Based on my examination as aforesaid, I am of the opinion that following due authorization of a particular award as provided in and in accordance with the 2010 Plan, the 2010 Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of Schlumberger. Upon issuance and delivery of such 2010 Plan Shares from time to time pursuant to and in accordance with the terms of the 2010 Plan and the applicable award, including, without limitation, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of Schlumberger or a duly constituted authorized committee thereof as provided therein, and, in the case of stock option awards, the payment of the exercise price fixed in such option at least equal to the par value of such 2010 Plan Shares, such 2010 Plan Shares will be validly issued, fully paid and nonassessable.
          This opinion is limited to the original issuance of 2010 Plan Shares by Schlumberger and does not cover shares of Common Stock delivered by Schlumberger out of shares reacquired by it.
          I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Alexander C. Juden, Esq.
Alexander C. Juden, Esq.